MDI, Inc., CEO and President J. Collier Sparks Releases State of the Company Address

Highlights Include Purchase of FAS Construction, Central Station Monitoring, the MDI Building, New Government Sales Momentum and Revenue Projections in Excess of $50M for Q4 2007

SAN ANTONIO, TEXAS – November 13, 2007 – J. Collier Sparks, CEO and President of MDI, Inc., (NASDAQ:MDII) today released a state of the company address to all MDI Shareholders and Stakeholders.  The address reads as follows:

Let me begin by stating that I am very bullish on the future of MDI.  It is my opinion that the company has never been in a better position to execute.  For the past four months, we have been structuring the company and its sales initiatives in preparation for what we feel will be a very successful 2008.  Unlike past years, which were driven by change, reorganization, rebuilding and reengineering, this year, we have positioned the company to a point where every department is now able to focus on successfully generating revenue.  By making the decision earlier this year to diversify our corporate infrastructure, we have been able to generate strong revenue results and build our corporate assets in a very short period of time.

As a result of this diversification, MDI’s 2007 Fourth Quarter revenue number is expected to exceed $50 million, which is nearly double the 2007 revenue projection figure announced in a release during March of this year.  At a minimum, we expect to deliver similar revenue volume for each quarter throughout 2008.

We have been working very hard this year to make our corporate diversification plan a reality.  With the purchase of FAS Construction and the new MDI building, we feel that success is now achievable.  As a holding company, MDI’s focus on diversifying its business units, with the ability to link them back together based on individual deal structure is truly exciting.  In the past, as a pure play security company, MDI was unable to reach out and map the course of the deal.  Now, as a unified group of companies focused on end-to-end solutions in diversified but complimentary markets, we can begin work on building strong revenue numbers and future shareholder value in markets that compliment our capabilities such as:
•	Information Technology
•	Wireless Security and Convergence
•	New Building Construction Management
•	Contracting
•	Building Renovation
•	Real Estate Investment
•	Design and Construction of “Secure Buildings”
•	Comprehensive Security Consulting
•	Professional and Field Engineering Services

It is our plan to continue to acquire complimentary business offerings throughout next year.  We will utilize our company’s stock wisely and invest it as currency in strategic transactions to build shareholder value for the long term.  As we continue forward, I feel that we have the right people, operational processes and technology in place to make a positive difference.  In my previous letter to shareholders dated July 24, 2007, I addressed seven matters that I felt would be of interest to our shareholders. Today, I feel that it is appropriate to provide an update on those matters and introduce several new topics for discussion.

1.           FAS Construction Management, Inc.– As we announced on October 22, 2007, we purchased FAS Construction Management, Inc. in exchange for 5,000,000 shares of MDI, Inc. Allow me to tell you what a triumph this deal was for MDI.  Besides diversifying its holdings and increasing the scalability of its service capability, based on the application of revenue recognition guidance in EITF 99-19, the company will now add in excess of $50 million to its revenue in the fourth quarter 2007. Based on current assumptions, we expect that revenue in each quarter of 2008 will be of the same magnitude, or greater, than for Q4 2007.

FAS brings a predictable base of revenue from which we believe there are many opportunities for growth. Historically, the primary focus of FAS has been to provide construction risk management services on behalf of lending institutions. Under the continued management of Bill Wurzbach, President of FAS, I believe our business in the construction market can be diversified and increased.  We intend to pursue a dedicated sales focus towards this growth during 2008.

The acquisition of FAS has allowed MDI to diversify its revenue sources and provides synergistic corporate opportunities at the same time.  We expect to bring new construction projects into FAS, which will include assignments as general contractor and construction management at risk. FAS involvement enhances the breadth of services provided through LearnSafe to school district clients. The FAS Construction team will continue supporting LearnSafe™ by spearheading school district risk audit and site assessment teams.  FAS will also continue providing comprehensive program management services to MDI as it moves forward, focusing on the concept and creation of LearnSafe Certified™  Safe and Secure School Buildings™ in the future.

To take full advantage of this new diversification and to allow senior management to focus on the continued growth of MDI, we are organizing the company into four operational business units which include MDI Security Systems, FAS Construction, LearnSafe and the Professional Services Group (PSG).  MDI, Inc. is the holding company and will provide shared support services to the underlying business units. I will continue to lead the executive team as President and CEO.  Mike Sweet, COO, CFO, and Senior Vice President will continue to provide operational guidance for all divisions as well as financial oversight for the company. Richard Larsen, General Counsel, Secretary and Senior Vice President will continue in that role as Chief Legal Officer with MDI, Inc. Michael Garcia, Senior Vice President of Sales and Marketing, will provide leadership for those two critical functions to all four corporate divisions and maintain interim responsibility for the LearnSafe™ division.

Tim Rohrbach, CTO, CIO and Vice President, will continue to manage technology, product engineering and infrastructure for all divisions but will now assume overall P&L responsibility for the MDI Security Systems business.  Fred Konnerth, Vice President of Operations, will have P&L responsibility for the Professional Services Group. Bill Wurzbach, President of FAS Construction Management, will continue to manage the construction division.

2.           TheLearnSafe Initiative™ - As stated before, the LearnSafe Initiative is now one of four distinct lines of business at MDI, Inc., joining MDI Security Systems business, FAS Construction and our Professional Services Group as a unique member of the MDI family.

Our market focus for LearnSafe over the last three months has been set on gaining acceptance at the highest levels with State and Regional education decision makers, while continuing to promote the Initiative at the district level.  As opposed to past approaches, our sales efforts are now extremely targeted, customized and controlled.  As a result of this, our program’s sales cycle has been extended by several months.  However, with this new focus, we expect to gain considerably more market share across a shorter period of time in aggregate.

Our new strategy has led to a tremendous increase in sole sourced proposals to large school districts and state funded educational security initiatives. I am extremely happy to report that the LearnSafe proposal pipeline for multi-year program engagements currently stands at well over $1 billion dollars and we are working diligently in a team environment to close this business.  As you can see, our goals for the program are lofty but the possible rewards in 2008 may become tremendous. Our ultimate goal is to build the LearnSafe Initiative into the de-facto standard for comprehensive school safety and security programs in the United States.

As we move forward, we will continue to enhance our business relationship with The Cooperative Purchasing Network (TCPN) (www.tcpn.org), the major Regional Education Service Centers in Texas and forward-thinking educational support organizations such as the Mexican American School Board Association, which, I am happy to report, has just endorsed the LearnSafe Initiative as its preferred school safety and security solution.  This is a huge milestone for LearnSafe and we will release more specific details on this partnership next week.

We are continuing to promote the value of LearnSafe to administrator-level school district decision makers at every turn.  We have just returned from presenting at two very successful TCPN Regional Superintendent Leadership conferences in Orlando, FL and Central Texas.  The LearnSafe and TCPN partnership, designed to provide affordable risk audits to Texas school district to assist them in complying with State Senate Bill 11 is progressing very well.  We currently have numerous schools in process and will continue to try and bring those schools into the LearnSafe program.

This week, the LearnSafe Team is sponsoring the Texas School Administrators Safety Conference, which is organized by the Texas School Safety Center. Texas Attorney General Greg Abbott will be the guest speaker with several hundred school security administrators in attendance. As mentioned last month, LearnSafe founded the first ever Texas Safe Schools Week, in coordination with National Safe Schools Week, which is held every year from October 21 –27.   Texas Governor Rick Perry has officially proclaimed this date as Texas Safe Schools Week and you can rest assured that LearnSafe will be working with multiple organizations next year to promote its statewide charter.

To conclude this section, I would like to note that next month, LearnSafe will be the sole sponsor at a special superintendent’s conference in Austin.  Held by the Texas Association of School Boards (TASB), this first ever conference will unite superintendents from the fifty largest school districts in the state to discuss security issues facing their schools.  LearnSafe (Nortel, ASSA ABLOY, SBS Group, MDI) will be the only “vendor” in attendance.

3.           Stratis Authority Issues– I will combine several of the matters that were discussed in my address last July here.  Let me start by stating that to our knowledge there are no issues open between MDI and Stratis.  The LearnSafe Initiative, post Stratis, immediately established relationships with a strong group of advisors in educational financing, political consulting and student safety such as: (i) Dr. Adam L. Saenz, Ph.D., the managing partner of The SBS Group; (ii) Hollis Rutledge, Jr., managing partner of Hollis Rutledge and Associates, Inc.; (iii) Delta Consultants International and (iv) Alfonso Herrera, an authority on gang violence and behavior modification and CEO of Herrera and Associates. The result of these relationships was that LearnSafe no longer had the need for the continuous services of the former Board of Advisors or for the services of Jim Vandevere or Kellie Tomeo, who both left the company in October.

4.           MDI Building Ownership - As announced on October 8, 2007, for 3.3 million shares of the company, MDI purchased all of the shares of STC Holdings, Inc. from Ridgemont Investment Group, LLC. These 3.3 million shares are part of the 5.3 million shares that Stratis Authority agreed to purchase from the company last January, but were unable to. The only asset of STC is the property at 10226 San Pedro Avenue in San Antonio where MDI has its corporate offices. MDI currently occupies approximately 16,000 square feet of completely remodeled space in the main building facing San Pedro Avenue.

We plan to remodel the remaining 16,000 square feet in that building to house our new central station monitoring business in 2008.  This new managed security services offering will begin as a component of the LearnSafe Initiative.  Our goal is to manage all video surveillance and alarm monitoring for our school district clients.  Although this is a new venture, it is not a new capability.  Some of you may remember that MDI originally stood for Monitor Dynamics, Inc. and that our SAFEnet® centralized command and control software is UL Certified as a central station solution.  LearnSafe has provided us with a market opportunity to establish our own capability in the same fashion as we have successfully provided it for enterprise organizations across the world for so many years.

FAS currently occupies the entire 18,000 square feet in an adjoining plantation style building located next to MDI Security Systems and will continue to do so. The purchase of the STC shares required that we assume the obligations under a $5.5 million note, the proceeds of which were originally used to purchase the property and to make improvements to the buildings. The note is non-recourse to MDI or to STC, being secured only by the property.

We are also considering making additional investments in land and real estate for MDI, Inc. in the future.

5.           Federal Government Business– Under the new leadership of Tim Rohrbach, and in preparation for a new year in 2008, we will be investing a considerable amount of time in our nation’s capital selling federal government projects for the installation and maintenance of our security systems. As previously announced, we have added former Homeland Security Official Justin Oberman to the MDI sales management team to lead the charge.  Justin, a former Assistant Director of the Transportation Security Administration, is an expert in identity and credentialing for Government.  He will be working with MDI to develop new business within the D.C. Beltway, primarily focused on HSPD-12 and FIPS 201 integration initiatives.

We are also happy to announce that we have inked a deal with a premier contract government sales force in the D.C. area to develop business for our products within the Federal Civilian Government and Department of Defense. Under Justin’s oversight, and taking advantage of his contacts at the highest levels of U.S. Government security, we have now launched a multi-tiered professional sales, marketing and sales support force currently closing hundreds of millions of dollars in Government business for clients each year.  This organization brings to MDI:
•	An established network of IT and Security decision makers in the Government market
•	Years of trust as technical solution providers for these Government decision makers
•	A seasoned proposal and sales process management team
•	A seasoned telemarketing and Internet marketing team
•	New sales offices for MDI business, centrally located in Tyson’s Corner, VA
•	Dedicated conference and product demo staging areas, enabling us to develop significant new business in the Federal Sector
•	New relationships with best-in-class IT, Information Security, IP Video Surveillance and Physical Security companies that can pull MDI solutions into existing omnibus contracts
•	New relationships with large Government contractors, designed to win significant multi-year deals based on MDI’s past performance in high-security classified environments

To enhance and add value to our new Government sales initiatives, we will be using a number of our existing D.C. area customers as real-time live demo sights for prospective clients who are new to MDI.   We will also be announcing partnerships with some of the most well known companies in the Security and IT industry soon to combine forces in selling targeted deals with unified physical security and HSPD-12 components to Federal Government Agencies.

Besides new Government initiatives, Justin will bridge his team with the high margin MDI legacy system upgrade business.  By teaming with long-time MDI sales executive Jim St. Pierre, Justin will have a direct line to all MDI Government business development initiatives.

To conclude this section, I would like to mention that we will utilize well known political fundraiser, political consultant and lobbyist Hollis Rutledge, of Hollis Rutledge and Associates, Inc. to assist us in our task of winning back the Washington, D.C. Beltway.  As former Director of the Government Services Administration (GSA) and numerous other Presidential appointments over the past 20 years, Mr. Rutledge and his organization’s network will soon prove to be a valuable asset to MDI and its partners.

6.           Nasdaq Bid Price Deficiency Letter– The company received a letter on November 7, 2007, from The Nasdaq Stock Market stating that the Company is not in compliance with the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4).

The Company will be provided 180 calendar days, or until May 5, 2008, to regain compliance.

If, at anytime before May 5, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq will provide written notification that to the company that it has achieved compliance with the Rule. If the company is not in compliance with the Rule by May 5, 2008, the Nasdaq will determine if the company is in compliance with the Nasdaq Capital Market initial listing requirements. If it is, Nasdaq will notify the company that it has been granted an additional 180 calendar day compliance period. The company is currently in compliance with all Nasdaq listing requirements, except for the minimum bid price requirement.

7.           Third Quarter Financial Results – Financial results for the third quarter ended September 30, 2007 are as follows (Please note – FAS Construction Management is not included in these results):

Although total revenue for the third quarter of 2007 was basically flat at $1.843 million compared to $1.933 million for the third quarter of 2006, the cost management measures which we implemented earlier this year continued to position us for attainment of our profitability goals in the near future. Expressed in dollars, gross profit increased $81 thousand during the third quarter 2007 compared to the third quarter 2006, taking gross profit margins from 52 percent to 59 percent. Selling, general and administrative expenses decreased by $118 thousand in the third quarter of 2007 compared to the third quarter of 2006, reflecting our efforts to reduce costs. In the third quarter 2007, net loss decreased $791 thousand to $946 thousand compared to a loss of $1.737 million for the third quarter 2006. Cash and cash equivalents at September 30, 2007 totaled $1.969 million compared to $2.850 million at the end of the second quarter 2007.

8.           Future Cost Savings– During October 2007, the company decided to terminate several non-revenue producing positions within the company.  These positions were not located at its corporate headquarters. The reductions are expected to yield approximately $1 million in direct savings on an annualized basis.

In closing, I would like to stress that as a company, we remain driven to produce revenue channels that we can build on for the future.  We plan to achieve this by growing revenue at FAS Construction while continuing to develop our targeted high margin sales initiatives within LearnSafe, the Federal Government and upgrades to our current legacy customer base. I hope you all can see why I am bullish on MDI. I am more certain now than ever before that 2008 will be the most successful revenue year in the history of the company. Thank you once again for your continued support.

Sincerely,

J. Collier Sparks
CEO & President
MDI, Inc.

About MDI, Inc.
For more information on MDI or its diversified line of products and professional services, please visit www.mdisecure.com.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Investor Relations Contact:
Richard A. Larsen, Esq.
MDI, Inc.
Richard.Larsen@mdisecure.com
(210) 582-2664

Media Contact:
Michael M. Garcia
MDI, Inc.
Mike.Garcia@mdisecure.com
(210) 477-5400